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EXHIBIT 12.  STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING
                                 OPERATIONS TO FIXED CHARGES
                                      (Unaudited)

                        Eli Lilly and Company and Subsidiaries
                                 (Dollars in Millions)

                               Nine Months
                                   Ended                      Years Ended December 31,
                               September 30,   ------------------------------------------------------
                                   1997        1996         1995        1994        1993         1992
                                   ----        ----         ----        ----        ----         ----
Consolidated
  Pretax Income (loss)
  from Continuing
  Operations before
  Accounting Changes..........    $ (99.8)   $2,031.3     $1,765.6    $1,698.6    $  662.8    $1,193.5

Interest from Continuing
  Operations..................      199.0       324.9        324.6       129.2        96.1       108.4


Less Interest
  Capitalized during the
  Period from Continuing
  Operations..................      (18.6)      (36.1)       (38.3)      (25.4)      (25.5)      (35.2)
                                  -------    --------     --------    --------      ------    --------



Earnings......................    $  80.6    $2,320.1     $2,051.9    $1,802.4      $733.4    $1,266.7
                                  =======    ========     ========    ========      ======    ========

Fixed Charges(1)..............    $ 201.7    $  329.6     $  324.6    $  129.2      $ 96.1    $  108.4
                                  =======    ========     ========    ========      ======    ========


Ratio of Earnings to
   Fixed Charges..............        0.4(2)      7.0          6.3        14.0         7.6        11.7
                                  =======    ========     ========    ========      ======    ========




(1) Fixed charges include interest from continuing operations for all years presented and beginning in 1996, preferred stock dividends.

(2) Included in the 1997 earnings is a non-cash charge of $2,443 million due to an asset impairment. See notes to consolidated condensed financial statements. If the asset impairment charge had not occurred, the ratio of earnings to fixed charges would have been 12.5.





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